EXHIBIT 99.1

Caliper Life Sciences Appoints Peter F. McAree Senior Vice President and

Chief Financial Officer

- Joseph H. Griffith IV Promoted to Vice President of Finance -

HOPKINTON, Mass, April 3, 2008 — Caliper Life Sciences, Inc. (NASDAQ: CALP) today announced the promotion of Peter F. McAree to Senior Vice President and Chief Financial Officer. McAree previously served as Vice President of Finance at Caliper. Effective April 4, Thomas Higgins will step down from the position of CFO.

McAree has more than 20 years of financial management and public accounting experience. Previously, McAree held the position of Chief Financial Officer of Zymark prior to the company’s merger with Caliper in 2003. He has also held numerous financial positions within the software and retail industries. McAree is a Certified Public Accountant and holds a Bachelor of Science degree in Accounting from Bentley College.

“We are fortunate to have a person of Peter’s capability and experience within Caliper and we are confident that his promotion to CFO will strengthen and streamline our financial organization and enable strong continuity with our investors and value creation activities,” said Kevin Hrusovsky, president and Chief Executive Officer.

Additionally, the Company announced that Joseph H. Griffith IV, Caliper’s Corporate Controller, has been promoted and is assuming the role of Vice President of Finance.

About Caliper Life Sciences

Caliper Life Sciences is a premier provider of cutting-edge technologies enabling researchers in the life sciences industry to create life-saving and enhancing medicines and diagnostic tests more quickly and efficiently. Caliper is aggressively innovating new technology to bridge the gap between in vitro assays and in vivo results and then translating those results into cures for human disease. Caliper’s portfolio of offerings includes state-of-the-art microfluidics, lab automation & liquid handling, optical imaging technologies, and discovery & development outsourcing solutions. For more information please visit http://www.caliperLS.com.

Investor Contact:	Media Contact:
Peter McAree	Stacey Holifield
Caliper Life Sciences	Schwartz Communications
508.497.2215	781.684.0770
caliper@schwartz-pr.com

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